Exhibit 99.1
For Immediate Release
Bell Microproducts Appoints Peter G. Hanelt, CPA to Board of Directors
SAN JOSE, Calif., Oct. 30, 2008 – Bell Microproducts Inc. (Other OTC: BELM.PK), one of the world’s largest value-added distributors of leading-edge network storage technology, today announced the appointment of Peter G. Hanelt, CPA to its board of directors. Hanelt’s appointment brings the number of directors to nine.
Hanelt, 63, has participated on numerous boards in addition to operating a consultancy focused on improving operating performance for companies across a variety of industries. Leveraging his strong background in finance, Hanelt will also serve Bell Micro as a member of its audit committee.
“We are pleased that Peter has joined our board of directors,” said Bell Microproducts’ president, chief executive officer and chairman of the board, Don Bell. “With more than 20 years of executive experience in various financial and senior management roles, he brings another dimension of expertise to our Company’s seasoned group of directors.”
Before establishing PGH Consulting in 2004, Hanelt served as chief operating officer of Good Guys, a regional electronics retailer. He also served previously as chief executive officer of National Wonders, a national specialty gift retailer in nature-based gifts.
Hanelt serves as board chairman of publicly-traded Silicon Image, Inc., and on the board of Bidz.com, Inc. He is also a director of Andronico’s Markets, Inc., Coast Asset Management LLC, and InterHealth Nutraceuticals, Inc., all privately-held companies. In the not-for-profit arena, he serves on the boards of Catholic Healthcare West and Patelco Credit Union.
Hanelt graduated from the United States Military Academy at West Point in 1967 and earned an MBA from the University of California, Berkeley in 1975. He began his career with the predecessor to the accounting firm of Deloitte & Touche and is a California-licensed certified public accountant. He resides in Lafayette, Calif.
About Bell Microproducts
Bell Microproducts (OTC:BELM.PK) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at http://www.bellmicro.com.
# # #
CONTACT: Bell Microproducts Inc.
Rob Damron, Investor Relations Representative
(414) 224-1668
ir@bellmicro.com
http://www.bellmicro.com